July 2013 Preliminary Terms No. 96 Registration Statement No. 333-169119 Dated July 11, 2013 Filed pursuant to Rule 433
Structured Investments Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment equal to between $0.25625 to $0.30625 (2.5625% to 3.0625%) of the stated principal amount (the actual contingent quarterly payment will be determined on the pricing date) with respect to each quarterly determination date on which the closing price of both the common stock of American Express Company and the common stock of MasterCard Incorporated, which we refer to as the underlying stocks is greater than or equal to 70% of the initial share price for such underlying stock, which we refer to as the downside threshold level for each underlying stock. In addition, if the closing price of both underlying stocks is greater than or equal to the initial share price on any determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment. However, if on any determination date the closing price of either underlying stock is less than the initial share price, the securities will not be redeemed and if that closing price is less than its downside threshold level, you will not receive any contingent quarterly payment for that quarterly period. If the securities are not redeemed prior to maturity the payment at maturity due on the securities will be either (i) the stated principal amount and the contingent quarterly payment or (ii) per $10 security, a number of shares of the worst performing stock equal to its exchange ratio, or at our option the cash value thereof, that will be significantly less than the stated principal amount of the securities if the closing price of either underlying stock is below its downside threshold level on the final determination date. As a result, investors must be willing to accept the risk of not receiving a contingent quarterly payment and also the risk of receiving shares of the worst performing stock, or the cash value therof, that would be worth significantly less than the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity and investors could lose their entire investment in the securities. Investors will not participate in any appreciation of either underlying stock. The securities are senior notes issued as part of Barclays Bank PLC’s Global Medium-Term Notes Program. The securities are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Underlying stocks:	American Express Company common stock (the “AXP Stock”) and MasterCard Incorporated common stock (the “MA Stock”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (See “Commissions and Initial Issue Price” below)
Pricing date†:	July 12, 2013
Original issue date†:	July 17, 2013 (3 business days after the pricing date)
Maturity date†:	July 15, 2016
Determination closing price:	The closing price of each underlying stock on any determination date other than the final determination date.

(Key Terms continued on the next page)

Commissions and Initial Issue Price:	Initial Issue Price(1)	Price to Public(2)	Agent’s Commissions(2)	Proceeds to Issuer
Per Security	$10	$10	$.225	$9.775
Total	$	$	$	$
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $9.45 and $9.64 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of these preliminary terms.
(2)	MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $.225 for each security they sell. See “Supplemental Plan of Distribution.”

Investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 14 of these preliminary terms and on page S-6 of the prospectus supplement. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors - The Securities are Subject to the Credit Risk of the Issuer, Barclays Bank PLC” in these preliminary terms.

Prospectus dated August 31, 2010     Prospectus Supplement dated May 27, 2011

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant preliminary pricing supplement or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

Early redemption:

If, on any of the first eleven determination dates, the determination closing price of each underlying stock is greater than or equal to its initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date (the “early redemption date”).

The securities will not be redeemed early on any early redemption date if the determination closing price of either underlying stock is below its respective initial share price on the related determination date.

Early redemption dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination dates:	October 14, 2013, January 13, 2014, April 14, 2014, July 14, 2014, October 13, 2014, January 12, 2015, April 13, 2015, July 13, 2015, October 12, 2015, January 12, 2016, April 12, 2016 and July 12, 2016 (subject to postponement if a market disruption event occurs or is continuing with respect to an underlying stock on any determination date). We also refer to July 12, 2016 as the final determination date.
Contingent quarterly payments:

•  If, on any determination date, the determination closing price or the final share price of both underlying stocks, as applicable, is greater than or equal to the underlying stock’s respective downside threshold level, we will pay a contingent quarterly payment (rounded to the nearest thousandths) of $0.25625 to $0.30625 (2.5625% to 3.0625% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•  If, on any determination date, the determination closing price or the final share price, as applicable, of either underlying stock, is less than its downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final share price of both underlying stocks is greater than or equal to the underlying stock’s respective downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.
	• If the final share price of either underlying stock is less than its downside threshold level:	at our option, per each $10 security (i) a number of shares of the worst performing stock equal to its exchange ratio (the “physical delivery amount”)*, or (ii) the cash value of such shares as of the final determination date determined as follows: the exchange ratio times the final share price.
Your payment at maturity may be less and possibly significantly less than $10.00 per Security and could be zero. There is no minimum payment at maturity. The Securities are senior unsecured obligations of Barclays Bank PLC and any payments on the Securities are subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.
Exchange ratio:	With respect to each underlying stock, the stated principal amount divided by its initial share price (rounded to the nearest hundredth thousandths). The exchange ratio for the AXP Stock is and the exchange ratio for the MA Stock is .
Downside threshold level:	With respect to the AXP Stock, $ , which is equal to 70% of its initial share price With respect to the MA Stock, $ , which is equal to 70% of its initial share price
Initial share price:	The closing price of each underlying stock on the pricing date*, which is $ for the AXP Stock and $ for the MA Stock.
Final share price:	With respect to each underlying stock, the closing price of the underlying stock on the final determination date*
Worst performing stock:	The underlying stock with the lower stock performance.
Stock Performance:	final share price - initial share price / initial share price.
CUSIP:	06742D648
ISIN:	US06742D6489
Listing:	The securities will not be listed on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”)

†	Expected. In the event that we make any change to the pricing date and the issue date, the determination dates and the maturity date will be changed so that the stated term of the Securities remains the same.
*	The physical delivery amount, the initial share price of each underlying stock and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

Additional Terms of the Securities

You should read these preliminary terms together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. These preliminary terms, together with the documents listed below, contain the terms of the securities and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the securities will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the securities referenced above may not correlate on a linear basis with the range of contingent quarterly payments set forth in these preliminary terms. We determined the size of the range of contingent quarterly payments based on prevailing market conditions, as well as the anticipated duration of the marketing period for the securities. The final terms for the securities will be determined on the date the securities are initially priced for sale to the public (the “pricing date”) based on prevailing market conditions on the pricing date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost which we may incur in hedging our obligations under the securities, and estimated development and other costs which we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities which we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 14 of these preliminary terms.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

Investment Summary

The Contingent Income Auto-Callable Securities due July 15, 2016 Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $0.25625 to $0.30625 (2.5625% to 3.0625% of the stated principal amount), with respect to each quarterly determination date on which the determination closing price or the final share price, as applicable, of both underlying stocks is greater than or equal to 70% of each underlying stock’s initial share price, which we refer to as the downside threshold level for each underlying stock. The actual contingent quarterly payment will be determined on the pricing date. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date, which is the third business day after the related determination date. It is possible that the closing price of either underlying stock could remain below its downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive no contingent quarterly payments on certain contingent payment dates or potentially no contingent quarterly payments at all over the term of the securities.

If the determination closing price of both underlying stocks is greater than or equal to its initial share price on any of the first eleven determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final share price of both underlying stocks is greater than or equal to its downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final share price of either underlying stock is less than its respective downside threshold level, investors will be exposed to the decline in the closing price of the worst performing stock, as compared to the initial share price, on a 1 to 1 basis and receive at our option per $10 security (i) a number of shares of the worst performing stock equal to its exchange ratio or (ii) the cash value of such shares as of the final determination date determined as follows: the exchange ratio times the final share price. The value of such shares (or that cash) will be less than 70% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. In addition, investors will not participate in any appreciation of either underlying stock.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment between $0.25625 to $0.30625 (2.5625% to 3.0625% of the stated principal amount, the actual contingent quarterly payment will be determined on the pricing date) of the stated principal amount with respect to each determination date on which the determination closing price or the final share price, as applicable, of each underlying stock is greater than or equal to 70% of the initial share price, which we refer to as the downside threshold level for each underlying stock. The actual contingent quarterly payment will be determined on the pricing date. If, on any of the first eleven determination dates, the determination closing price of both underlying stocks is greater than or equal to its initial share price, the securities will be automatically redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment. The following scenarios reflect the potential payments, if any, on the securities:

Scenario 1

On any of the first eleven determination dates, the determination closing price of both underlying stocks is greater than or equal to the initial share price for such underlying stock.

▪     The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪     Investors will not participate in any appreciation of either underlying stock from its initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final share price of each underlying stock is greater than or equal to its downside threshold level.

▪     The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪     Investors will not participate in any appreciation of either underlying stock from its initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final share price of either underlying stock is less than its downside threshold level.

▪     The payment due at maturity will be at our option per $10 security (i) a number of shares of the worst performing stock equal to its exchange ratio, or (ii) the cash value of those shares as of the final determination date determined as follows: the exchange ratio times the final share price. Investors will lose some and may lose all of their principal in this scenario.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price on each quarterly determination date and (2) the final share prices of each underlying stock.

Diagram #1: Contingent Quarterly Payments (Beginning on the First Contingent Payment Date until Early Redemption or Maturity)

Diagram #2: Automatic Early Redemption

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 9.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Share Price of American Express Company:	$74.58
Hypothetical Initial Share Price of MasterCard Incorporated:	$586.18
Hypothetical Downside Threshold Level:

With respect to American Express Company, $52.21, which is equal to 70% of its hypothetical initial share price

With respect to MasterCard Incorporated, $410.33, which is equal to 70% of its hypothetical initial share price

Hypothetical Exchange Ratio:

With respect to American Express Company, 0.1341, which is the stated principal amount per security divided by the hypothetical initial share price

With respect to MasterCard Incorporated, 0.0171, which is the stated principal amount per security divided by the hypothetical initial share price

Hypothetical Contingent Quarterly Payment:	$0.281 (2.813% of the stated principal amount, which represents the midpoint of the range).
The actual contingent quarterly payment will be set on the pricing date and will be between $0.25625 to $0.30625 (2.5625% to 3.0625% of the stated principal amount) of the stated principal amount.
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the closing price of each underlying stock fluctuates over the term of the securities and the determination closing price of each underlying stock is greater than or equal to its hypothetical initial share price on one of the first eleven determination dates (the actual initial share price will be determined on the pricing date). Because the determination closing price of each underlying stock is greater than or equal to its initial share price on one of the first eleven determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the determination closing price of both underlying stocks on the first eleven determination dates remains less than each underlying stock’s respective initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity. The examples below assume that the securities will be held until maturity and do not take into account the tax consequences of an investment in the securities.

Example 1
Determination Dates	Hypothetical Determination Closing Price of American Express Company	Hypothetical Determination Closing Price of MasterCard Incorporated	Stock Performance of American Express Company	Stock Performance of MasterCard Incorporated	Contingent Quarterly Payment (per $10.00 security)	Early Redemption Payment (per $10.00 security)
#1	$54.82	$451.36	-26.50%	-23.00%	$0.281	N/A
#2	$93.23	$674.11	25.00%	15.00%	—*	$10.281
#3	N/A	N/A	N/A	N/A	N/A	N/A
#4	N/A	N/A	N/A	N/A	N/A	N/A
#5	N/A	N/A	N/A	N/A	N/A	N/A
#6	N/A	N/A	N/A	N/A	N/A	N/A
#7	N/A	N/A	N/A	N/A	N/A	N/A
#8	N/A	N/A	N/A	N/A	N/A	N/A

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

#9	N/A	N/A	N/A	N/A	N/A	N/A
#10	N/A	N/A	N/A	N/A	N/A	N/A
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A

* The Early Redemption Payment includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing price of both underlying stocks is greater than or equal to each underlying stock’s initial share price and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the second determination date as the determination closing price of each underlying stock on the second determination date is greater than its initial share price. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.281 = $10.281

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments.

	Example 2
Determination Dates	Hypothetical Determination Closing Price of American Express Company	Hypothetical Determination Closing Price of MasterCard Incorporated	Stock Performance of American Express Company	Stock Performance of MasterCard Incorporated	Contingent Quarterly Payment (per $10.00 security)	Early Redemption Payment (per $10.00 security)
#1	$54.82	$451.36	-26.50%	-23.00%	$0.281	N/A
#2	$37.29	$430.84	-50.00%	-26.50%	$0.000	N/A
#3	$41.02	$336.47	-45.00%	-42.60%	$0.000	N/A
#4	$44.75	$324.16	-40.00%	-44.70%	$0.000	N/A
#5	$57.43	$471.87	-23.00%	-19.50%	$0.281	N/A
#6	$59.66	$418.53	-20.00%	-28.60%	$0.281	N/A
#7	$53.25	$263.78	-28.60%	-55.00%	$0.000	N/A
#8	$70.48	$539.29	-5.50%	-8.00%	$0.281	N/A
#9	$55.86	$556.87	-25.10%	-5.00%	$0.281	N/A
#10	$78.31	$644.80	5.00%	10.00%	—*	$10.281
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A
▪	In Example 2, the securities are automatically redeemed following the tenth determination date as the determination closing price of each underlying stock on the tenth determination date is greater than its initial share price. As the determination closing prices of each underlying stock on the first, fifth, sixth, eighth and ninth determination dates are greater than the downside threshold level for each underlying stock, you receive the contingent payment of $0.281 with respect to such

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

determination dates. Following the tenth determination date, you receive an early redemption payment of $10.281, which includes the contingent quarterly payment with respect to the tenth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 30 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although AXP Stock has appreciated by 5% from its initial share price on the tenth determination date and MA Stock has appreciated by 10% from its initial share price on the tenth determination date, you only receive $10.281 per security and do not benefit from such appreciation.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

	Example 3
Determination Dates	Hypothetical Determination Closing Price of American Express Company	Hypothetical Determination Closing Price of MasterCard Incorporated	Stock Performance of American Express Company	Stock Performance of MasterCard Incorporated	Contingent Quarterly Payment (per $10.00 security)	Early Redemption Payment (per $10.00 security)
#1	$49.60	$402.12	-33.50%	-31.40%	$0.000	N/A
#2	$37.29	$430.84	-50.00%	-26.50%	$0.000	N/A
#3	$41.02	$336.47	-45.00%	-42.60%	$0.000	N/A
#4	$44.75	$324.16	-40.00%	-44.70%	$0.000	N/A
#5	$48.48	$406.22	-35.00%	-30.70%	$0.000	N/A
#6	$41.02	$369.29	-45.00%	-37.00%	$0.000	N/A
#7	$53.25	$263.78	-28.60%	-55.00%	$0.000	N/A
#8	$46.46	$263.78	-37.70%	-55.00%	$0.000	N/A
#9	$43.33	$556.87	-41.90%	-5.00%	$0.000	N/A
#10	$44.38	$404.46	-40.50%	-31.00%	$0.000	N/A
#11	$49.22	$375.16	-34.00%	-36.00%	$0.000	N/A
Final Determination Date	$55.94	$293.09	-25.00%	-50.00%	$0.000	N/A
Payment at Maturity	$5.00
▪	In Example 3, on each determination date, the closing price of at least one underlying stock remains below its downside threshold level throughout the term of the securities. As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the worst performing stock. The worst performing stock is the MA Stock, because its stock performance of -50% is lower than the AXP Stock’s stock performance of -25.00%. As the final share price of the MA Stock is less than its downside threshold level, investors will receive a number of shares of the worst performing stock equal to its exchange ratio or the cash value thereof, calculated as follows:

the cash value of 0.0171 shares of the worst performing stock = the exchange ratio times the final share price =

0.0171 x $293.09 = $5.00

In this example, the value of shares you receive at maturity is significantly less than the stated principal amount.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

	Example 4
Determination Dates	Hypothetical Determination Closing Price of American Express Company	Hypothetical Determination Closing Price of MasterCard Incorporated	Performance of American Express Company	Performance of MasterCard Incorporated	Contingent Quarterly Payment (per $10.00 security)	Early Redemption Payment (per $10.00 security)
#1	$49.60	$402.12	-33.50%	-31.40%	$0.000	N/A
#2	$37.29	$430.84	-50.00%	-26.50%	$0.000	N/A
#3	$41.02	$336.47	-45.00%	-42.60%	$0.000	N/A
#4	$44.75	$324.16	-40.00%	-44.70%	$0.000	N/A
#5	$48.48	$406.22	-35.00%	-30.70%	$0.000	N/A
#6	$41.02	$369.29	-45.00%	-37.00%	$0.000	N/A
#7	$53.25	$263.78	-28.60%	-55.00%	$0.000	N/A
#8	$46.46	$263.78	-37.70%	-55.00%	$0.000	N/A
#9	$43.33	$556.87	-41.90%	-5.00%	$0.000	N/A
#10	$44.38	$404.46	-40.50%	-31.00%	$0.000	N/A
#11	$49.22	$375.16	-34.00%	-36.00%	$0.000	N/A
Final Determination Date	$55.94	$468.94	-25.00%	-20.00%	$0.281	N/A
Payment at Maturity	$10.281

▪	In Example 4, the closing price of each underlying stock decreases from its initial share price on each determination date. Although the final share price of each underlying stock is less than its initial share price, because the final share price of each underlying stock is still not less than its downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.281 = $10.281

In this example, although the final share price of AXP Stock represents approximately a -25% decline from the initial share price and the MA Stock represents a decline of approximately -20.00%, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.281 per security at maturity.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

Risk Factors

An investment in the Securities involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. Investing in the Securities is not equivalent to investing directly in the common stock of American Express Company or the common stock of MasterCard Incorporated. The following is a non-exhaustive list of certain key risk factors for investors in the Securities.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”; “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;
•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;
•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”; and
•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”
▪	You are exposed to the price risk of both underlying stocks, with respect to both the contingent quarterly payments, if any, and the payment at maturity, if any. Your return on the securities is not linked to a basket consisting of both underlying stocks. Rather, it will be contingent upon the independent performance of each underlying stock. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying stocks. Poor performance by either underlying stock over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying stock. To receive any contingent quarterly payments, both underlying stocks must close at or above their respective downside threshold levels on the applicable determination date. In addition, if either underlying stock has declined to below its respective downside threshold level as of the final determination date, you will be fully exposed to the decline in the worst performing stock over the term of the securities on a 1 to 1 basis, even if the other underlying stock has appreciated. Under this scenario, the value of any such payment or shares will be less than 70% of the stated principal amount and could be zero. Accordingly, your investment is subject to the price risk of both underlying stocks.
▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price of either underlying stock is less than its downside threshold level, you will be exposed to the decline in the closing price of the worst performing stock, as compared to its initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the worst performing stock equal to its exchange ratio (or, at our option, the cash value of such shares). The value of those shares (or that cash) will be less than 70% of the stated principal amount and could be zero.
▪	The securities do not provide for the regular payment of interest and may pay no interest over the entire term of the securities. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly payment but only if the determination closing prices of both underlying stocks are at or above 70% of their respective initial share prices, which we refer to as the downside threshold level for each underlying stock, on the related determination date. If, on the other hand, the determination closing price of either underlying stock is lower than its downside threshold level on the relevant determination date, you will not receive a contingent quarterly payment on the applicable contingent payment date. It is possible that the determination closing price of either underlying stock could remain below its downside threshold level for extended periods of time or even throughout the entire 3-year term of the securities so that you will receive few or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

▪	The contingent quarterly payment is based solely on the determination closing price or the final share price of each underlying stock, as applicable. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the determination closing price or the final share price of each underlying stock, as applicable. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the determination closing price of each underlying stock on a specific determination date or the final share price of each underlying stock, as applicable, if the determination closing price or final share price of either underlying stock is less than its downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the closing price of such underlying stock was higher on other days during the term of the securities.
You will not receive any contingent quarterly payment for any quarterly period where the determination closing price of either underlying stock is less than its downside threshold level. A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing price of each underlying stock is greater than or equal to its downside threshold level. If on each determination date, the determination closing price of either underlying stock is below its downside threshold level, you will not receive any contingent quarterly payments and will receive less than 70% of the stated principal amount at maturity.
▪	Investors will not participate in any appreciation in the price of either underlying stock. Investors will not participate in any appreciation in the price of either underlying stock from its initial share price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, of both underlying stocks is greater than or equal to its downside threshold level. It is possible that the closing price of either underlying stock could be below its downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.
▪	Contingent repayment of principal applies only at maturity. You should be willing to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the price of either underlying stock is above its downside threshold level.
▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to invest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are called prior to the maturity date.
▪	Market price influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of each underlying stock on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:
o	the trading price and volatility (frequency and magnitude of changes in value) of each underlying stock,
o	whether the determination closing price of either underlying stock has been below its downside threshold level on any determination date,
o	dividend rates on each underlying stock,
o	interest and yield rates in the market,
o	time remaining until the securities mature,
o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect each underlying stock and which may affect the final share price of each underlying stock,
o	the occurrence of certain events affecting each underlying stock that may or may not require an adjustment of the initial share price or other variables, and
o	any actual or anticipated changes in our credit ratings or credit spreads.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

The price of each underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “American Express Company Overview” and “MasterCard Incorporated Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.
▪	The securities are subject to the credit risk of the Issuer, Barclays Bank PLC. The securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.
▪	Investing in the securities is not equivalent to investing in the common stock of American Express Company or MasterCard Incorporated. Investors in the securities will not own either underlying stock or have voting rights or rights to receive dividends or other distributions or any other rights with respect to either underlying stock.
▪	No affiliation with American Express Company or MasterCard Incorporated. American Express Company and MasterCard Incorporated are each not an affiliate of ours, are not involved with this offering in any way, and each has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to American Express Company or MasterCard Incorporated.
▪	Single equity risk. The price of each underlying stock can rise or fall sharply due to factors specific to each underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each underlying stock.
▪	We may engage in business with or involving American Express Company or MasterCard Incorporated without regard to your interests. We or our affiliates may presently or from time to time engage in business with American Express Company or MasterCard Incorporated without regard to your interests and thus may acquire non-public information about American Express Company or MasterCard. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to American Express Company or MasterCard, which may or may not recommend that investors buy or hold either underlying stock.
▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect each underlying stock. Barclays Bank PLC, as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting either underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of each underlying stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect either underlying stock. For example, the calculation agent is not required to make any adjustments if the issuer of either underlying stock or anyone else makes a partial tender or partial exchange offer for either underlying stock, nor will adjustments be made following the final determination date. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.
▪	The securities will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the securities. We do not intend to list the securities on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. Accordingly, you should be willing to hold your securities to maturity.
▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of each underlying stock and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

trading activities on or prior to the pricing date could potentially increase the initial share price of each underlying stock and, as a result, its downside threshold level which is the price at or above which each underlying stock must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of each underlying stock at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of each underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.
▪	The calculation agent will make determinations with respect to the securities. As calculation agent, Barclays Bank PLC will determine the initial share price of each underlying stock, the downside threshold level for each underlying stock, the final share price of each underlying stock, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the initial share price of either underlying stock or other variables and the payment that you will receive upon an automatic early redemption or at maturity, if any. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon an automatic early redemption or at maturity.
▪	Higher contingent quarterly payments are generally associated with a greater risk of loss. Greater expected volatility with respect to each underlying stock reflects a higher expectation as of the pricing date that the price of each underlying stock could close below its downside threshold level on the valuation date of the securities. This greater expected risk will generally be reflected in a higher contingent quarterly payment for that security. However, while the contingent quarterly payment is set on the pricing date, each underlying stock’s volatility may change significantly over the term of the securities. The price of each underlying stock for your securities could fall sharply, which could result in a significant loss of principal.
▪	Suitability of the securities for investment. You should reach a decision to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set out in these preliminary terms, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.
▪	In some circumstances, the payment you receive on the securities may be based on the stock of another company and not one of the underlying stocks. Following certain corporate events relating to the issuer of each underlying stock where the issuer is not the surviving entity, your return on the securities paid by Barclays Bank PLC may be based on the shares of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.
▪	The U.S. federal income tax treatment of an investment in the securities is uncertain. The U.S. federal income tax treatment of the securities is uncertain and the Internal Revenue Service could assert that the securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the securities at a rate that may exceed the contingent quarterly payments (if any) that you receive on the securities and whether all or part of the gain you may recognize upon the sale, exchange, early redemption or maturity of an instrument such as the securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the securities even if you do not receive any payments with respect to the securities until early redemption or maturity and (ii) require you to accrue income in respect of the securities in excess of any contingent quarterly payments you receive on the securities. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the contingent quarterly payments and capital loss (if any) upon the sale, exchange, early redemption or maturity of your securities may result in adverse tax consequences to

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.
▪	Investors will not participate in any appreciation in the price of either underlying stock. Investors will not participate in any appreciation in the price of either underlying stock from its initial share price, and the return on the securities will be limited to the contingent quarterly coupon that is paid with respect to each determination date on which both determination closing prices are greater than or equal to their respective downside threshold levels, if any.
▪	The estimated value of your securities might be lower if such estimated value were based on the levels as which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.
▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost which we may incur in hedging our obligations under the securities, and expected development and other costs which we may incur in connection with the securities.
▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions which may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.
▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.
▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.
▪	We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

American Express Company Overview

According to publicly available information, American Express Company (the “Company”) is a provider of charge and credit payment card products and travel-related services for consumers and businesses.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-7657, or its CIK Code: 0000004962. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “AXP”.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the underlying stock can be located by reference to the underlying stock SEC file number specified below.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, these preliminary terms or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information obtained from outside sources.

Information as of market close on July 3, 2013:

Bloomberg Ticker Symbol:	AXP	52 Week High (on 06/10/2013):	$78.28
Current Stock Price:	$74.58	52 Week Low (on 11/15/2012):	$53.64
52 Weeks Ago:	$59.41

The following table sets forth the published high, low and period end closing prices of the underlying stock for each quarter in the same period for the period of January 3, 2007 through July 3, 2013. The associated graph shows the closing prices of the underlying stock for each day in the same period. The closing price of the underlying stock on July 3, 2013 was $74.58. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

Shares of American Express Company	High ($)	Low ($)	Period End ($)
2007
First Quarter	60.36	54.75	56.40
Second Quarter	65.07	55.86	61.18
Third Quarter	65.55	56.74	59.37
Fourth Quarter	63.23	50.84	52.02
2008
First Quarter	51.04	40.04	43.72
Second Quarter	51.33	37.67	37.67
Third Quarter	42.19	32.55	35.43
Fourth Quarter	35.34	17.23	18.55
2009
First Quarter	21.07	10.26	13.63
Second Quarter	28.40	14.44	23.24
Third Quarter	35.84	22.27	33.90

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

Shares of American Express Company	High ($)	Low ($)	Period End ($)
Fourth Quarter	41.83	32.46	40.52
2010
First Quarter	42.98	36.79	41.26
Second Quarter	48.05	37.71	39.70
Third Quarter	45.43	39.21	42.03
Fourth Quarter	46.37	37.82	42.92
2011
First Quarter	46.86	42.36	45.20
Second Quarter	51.82	45.36	51.70
Third Quarter	53.59	42.80	49.27
Fourth Quarter	52.10	43.41	47.17
2012
First Quarter	59.06	48.24	57.86
Second Quarter	61.05	53.43	58.21
Third Quarter	59.41	55.63	56.86
Fourth Quarter	59.37	53.64	56.67
2013
First Quarter	67.46	58.75	67.46
Second Quarter	74.76	64.10	74.76
Third Quarter (through July 3, 2013)	75.64	74.58	74.58

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

American Express Company common stock – Daily Closing Prices January 3, 2007 to July 3, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the Securities.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

MasterCard Incorporated Overview

According to publicly available information, MasterCard Incorporated (the “Company”) is a provider of charge and credit payment card products and travel-related services for consumers and businesses.

According to publicly available information, MasterCard Incorporated (the “Company”) is a global payments and technology company that develops and implements credit, debit, prepaid and related payment programs and systems. The Company generates revenue by charging fees for providing transaction processing and other payment-related services based primarily on the dollar volume of activity, or gross dollar value, on branded cards and other devices.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32877, or its CIK Code: 0001141391. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “MA”.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the underlying stock can be located by reference to the underlying stock SEC file number specified below.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, these preliminary terms or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information obtained from outside sources.

Information as of market close on July 3, 2013:

Bloomberg Ticker Symbol:	MA	52 Week High (on 09/19/2012):	$586.37
Current Stock Price:	$574.50	52 Week Low (on 04/19/2013):	$409.89
52 Weeks Ago:	$441.77

The following table sets forth the published high, low and period end closing prices of the underlying stock for each quarter in the same period for the period of January 3, 2007 through July 3, 2013. The associated graph shows the closing prices of the underlying stock for each day in the same period. The closing price of the underlying stock on July 3, 2013 was $574.50. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

Shares of MasterCard Incorporated	High ($)	Low ($)	Period End ($)
2007
First Quarter	114.74	96.41	106.24
Second Quarter	168.43	106.96	165.87
Third Quarter	169.71	129.04	147.97
Fourth Quarter	223.20	146.59	215.20
2008
First Quarter	224.98	174.62	222.99
Second Quarter	320.00	223.75	265.52
Third Quarter	286.00	168.03	177.33
Fourth Quarter	174.07	121.09	142.93

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

Shares of MasterCard Incorporated	High ($)	Low ($)	Period End ($)
2009
First Quarter	169.88	119.18	167.48
Second Quarter	185.08	151.85	167.31
Third Quarter	224.58	160.56	202.15
Fourth Quarter	258.36	199.41	255.98
2010
First Quarter	264.75	220.74	254.00
Second Quarter	267.22	195.46	199.53
Third Quarter	224.00	191.98	224.00
Fourth Quarter	259.35	217.40	224.11
2011
First Quarter	256.10	220.85	251.72
Second Quarter	309.70	253.55	301.34
Third Quarter	353.78	291.96	353.78
Fourth Quarter	380.96	307.66	372.82
2012
First Quarter	435.68	339.06	420.54
Second Quarter	457.58	391.78	430.11
Third Quarter	459.52	409.89	451.48
Fourth Quarter	498.53	449.36	483.08
2013
First Quarter	541.13	509.70	541.13
Second Quarter	586.37	521.00	574.50
Third Quarter (through July 3, 2013)	586.18	574.50	586.18

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

MasterCard Incorporated common stock – Daily Closing Prices January 3, 2007 to July 3, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the Securities.

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	One business day prior to the related contingent payment date.
No fractional shares:	At maturity, if the payment on the securities, if any, is to be made in shares of the worst performing stock, we will deliver the number of shares of the worst performing stock due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the final determination date.
Postponement of maturity date and contingent payment dates:	The maturity date and any contingent payment date will be postponed if the final relevant determination date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlying stock on such relevant determination date. In such a case, the contingent payment date or maturity date, as the case may be, will be postponed by the same number of business days from but excluding the originally scheduled determination date; provided that the relevant determination date may not be postponed to a date later than the originally scheduled contingent payment date or maturity date, as the case may be, or if the originally scheduled contingent payment date or maturity date, as the case may be, is not a business day, later than the first business day after the originally scheduled contingent payment date or maturity date, as the case may be. See "Terms of the Notes — Maturity Date" and “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.
Market disruption events and antidilution adjustments:

The calculation agent may adjust any variable described in these preliminary terms, including but not limited to the final determination date, the initial share price for each underlying stock, the final share price for each underlying stock, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•      For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•      For a description of further adjustments that may affect either underlying stock, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	100 securities
Tax considerations:

The material tax consequences of your investment in the securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your securities in the initial issuance of the securities). In addition, this discussion does not apply to you if you purchase your securities for less than the principal amount of the securities.

The U.S. federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service could assert that the securities should be taxed in a manner that is different than described below. Pursuant to the terms of the securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your securities as a contingent income-bearing executory contract with respect to the underlying stocks.

If your securities are properly treated as a contingent income-bearing executory contract, it would be reasonable (i) to treat any contingent quarterly payments you receive on the securities as items of ordinary income taxable in accordance with your regular method of accounting for U.S.

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your securities (subject to the discussion below regarding the receipt of shares of the worst performing stock at maturity) in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a contingent quarterly payment) and your basis in the securities for U.S. federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent quarterly payments and capital loss (if any) upon the sale, exchange, early redemption or maturity of your securities may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations. Moreover, in the event you receive shares of the underlying stocks upon the maturity of the securities, such loss may be deferred (as described in the following paragraph).

If you receive shares of the worst performing stock upon the maturity of your securities, it is not clear whether the receipt of shares of the worst performing stock should be treated as (i) a taxable settlement of the securities followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the securities. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares of the worst performing stock upon the maturity of your securities. If the receipt of the shares is treated as a taxable settlement of the securities followed by a purchase of the shares, you should (i) recognize capital loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any, and your tax basis in the securities, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. If, alternatively, the receipt of shares of the worst performing stock upon the maturity of your securities is treated as a tax-free purchase of the shares, (i) the receipt of shares of the worst performing stock upon maturity of your securities should not give rise to the current recognition of loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your securities (determined as described below, less the basis attributable to a fractional share, if any), and (iii) if you receive cash in lieu of a fractional share upon the stock settlement of such securities, you should recognize short-term capital loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share. In general, your tax basis in your securities will be equal to the price you paid for the securities. Your holding period in the shares you receive upon the maturity of your securities will begin on the day after you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your securities in the manner described above. This opinion assumes that the description of the terms of the securities in these preliminary terms is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE SECURITIES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the securities, possibly with retroactive effect. Other alternative treatments for your securities may also be possible under current law. For example, it is possible that the securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the securities over their term based on the comparable yield and projected payment schedule for the securities and pay tax accordingly, even though these amounts may exceed the contingent quarterly payments (if any) that are made on the securities. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, exchange, early redemption or maturity of the securities would be taxed as ordinary interest income and any loss you may recognize on the sale, exchange, early redemption or maturity of the securities would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the underlying stocks

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

In addition, it is possible that (i) you should not include the contingent quarterly payments (if any) in income as you receive them and instead you should reduce your basis in your securities by the amount of the contingent quarterly payments that you receive; (ii) you should not include the contingent quarterly payments (if any) in income as you receive them and instead, upon the sale, exchange, early redemption or maturity of your securities, you should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the contingent quarterly payments made to you over the term of the securities (including any contingent quarterly payment received at early redemption or maturity or the amount of cash that you receive upon a sale or exchange that is attributable to the contingent quarterly payments to be made on the securities) and (b) the excess (if any) of (1) the amount you paid for your securities over (2) the amount of cash you receive upon the sale, exchange, early redemption or maturity (excluding any contingent quarterly payment received at early redemption or maturity or the amount of cash that you receive upon a sale or exchange that is attributable to the contingent quarterly payments to be made on the securities); or (iii) if a contingent quarterly payment is made at early redemption or maturity, such contingent quarterly payment should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at such time.

Furthermore, it is also possible that the securities could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the securities were treated as notional principal contracts, you could be required to accrue income over the term of your securities in respect of the loan component (which may exceed the contingent quarterly payments, if any, that are made on the securities), and any gain or loss that you recognize upon the maturity of your securities would likely be treated as ordinary income or loss.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the securities. For additional, important considerations related to tax risks associated with investing in the securities, you should also examine the discussion in “Risk Factors—The U.S. federal income tax treatment of an investment in the securities is uncertain”, in these preliminary terms.

Medicare Tax. As discussed under “Certain U.S. Federal Income Tax Considerations—Medicare Tax” in the accompanying prospectus supplement, certain U.S. holders will be subject to a 3.8% Medicare tax on their “net investment income” if their modified adjusted gross income for the taxable year is over a certain threshold. Net investment income will include any gain that a U.S. holder recognizes upon the sale, exchange, early redemption or maturity of the securities, unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether the Medicare tax would apply to any contingent quarterly payments that you receive on the securities, unless such contingent quarterly payments are derived in the ordinary course of the conduct of a trade or business (in which case the contingent quarterly payments should be treated as net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be treated as net investment income). Accordingly, U.S. holders that do not hold the securities in the ordinary conduct of a trade or business should consult their tax advisors regarding the application of the Medicare tax to the contingent quarterly payments.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the securities.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders. However, if Barclays determines that there is a material risk that it will be required to withhold on

Contingent Income Auto-Callable Securities due July 15, 2016

Based on the Worst Performing of the Common Stock of American Express Company and the Common Stock of MasterCard Incorporated

any such payments, Barclays may withhold on any contingent quarterly payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any contingent quarterly payments it makes to you if there is any possible characterization of the contingent quarterly payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your securities as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the securities when these regulations are finalized.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlying stock and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:	Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”)) clients may contact their MSWM sales representative or MSWM’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

These preliminary terms represent a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.225 for each security they sell. We expect that delivery of the securities will be made against payment for the securities on or about the issue date indicated on the cover of these preliminary terms, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.